Exhibit 10.12

2015 Executive Officer Bonus Plan

PURPOSE: The BlackLine (“Company”) Executive Officer Bonus Plan (the “Plan”) is designed to incentivize the achievement of BlackLine’s strategic priorities through compensation that that supports overall excellence in job performance in accordance with BlackLine business objectives and goals.

DEFINITIONS:

For the purpose of the Plan, the following definitions apply:

a. “Free Cash Flow” (“FCF”): A measure of financial performance calculated after accounting for capital expenditures.

b. “Net Bookings”: Refers to the total value of accepted term contracts, contracted work or services, and changes to such contracts as of either the order date or the effective date of the transaction. Bookings typically include all items with a revenue implication, such as new contracts, renewals, upgrades, downgrades, add-ons, early terminations and refunds.

c. “Participant”: Chief Finance Officer, Chief Accounting Officer, Chief Marketing Officer, Chief Technology Officer, Chief Security Officer , Chief Strategy Officer.

PLAN DESIGN:

The bonus payment is discretionary, subject to assessment of overall individual performance and approval by the Chief Executive Officer.

The eligible earning rate is 20% of the participant’s annual salary at the time of payout.

The Bonus Plan is contingent upon the Company meeting specific financial goals and thresholds, as determined by the Board of Directors.

For 2015, the company must meet pre-established FCF thresholds and vesting schedule is proportionate to the following achievement of revenue goals:

•	Plan begins to vest at 80% Net Bookings achievement.

•	Once 80% Net Bookings have been met, the Plan pays out at 50%.

•	At 100% Net Bookings achievement, the Plan is fully vested at 100%.

•	Beyond 100% Net Bookings achievement, up to 120% Net Bookings achievement, the Plan will pay 5% increased payout for each additional 1% of Net Bookings achievement.

•	The 2015 Plan is capped at 200% payout, for a total eligible earning rate of 40% of the participant’s annual salary.

ELIGIBILITY:

•	Discretionary to CEO approval of performance in role. The participant must be an active, full-time employee and not participating in an Individual Compensation Program.

PAYMENT OF BONUSE:

•	Bonus payment, if earned, is targeted for distribution in March 2016.

•	Bonus amounts are subject to government required withholding payments/deductions.

•	All bonus calculations are based on the employee’s regular 2015 earnings, which excludes OT, commissions, bonus, etc.

PARTICIPANT ACKNOWLEDGMENT

I acknowledge that I have carefully read, understand and agree to the provisions of the BlackLine Executive Officer Bonus Plan (the “Plan”). I understand and agree that the Plan is not intended to, and does not, alter the at-will employment relationship that exists between the Company and me. I further understand and acknowledge that the Board of Directors is free to amend, modify or eliminate the Plan, in whole or in part, at any time in its sole discretion.

Employee Name:

Signature:	Date:

2